UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 11, 2015

Eclipse Resources Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-36511	46-4812998
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2121 Old Gatesburg Road, Suite 110 State College, Pennsylvania	16803
(Address of principal executive offices)	(Zip Code)

(814) 308-9754

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into Material Definitive Agreement.

On June 11, 2015, Eclipse Resources Corporation (the “Company”) entered into a Second Amended and Restated Credit Agreement (the “Amended Credit Agreement”) by and among the Company, as borrower, Bank of Montreal, as administrative agent, and each of the lenders party thereto. The Amended Credit Agreement, which amends and restates the existing credit agreement (the “Existing Credit Agreement”) of Eclipse Resources I, LP, a wholly owned subsidiary of the Company (“Eclipse I”), will become effective upon the completion of the offering of the Notes (as defined below) and the satisfaction of the other customary conditions precedent thereto.

Among other things, pursuant to the Amended Credit Agreement, the Company will assume all of the rights and obligations of Eclipse I as the borrower under the Existing Credit Agreement. Furthermore, the Amended Credit Agreement will allow for the issuance of the Notes described below and provides that the Company will not incur an immediate reduction in borrowing base under its revolving credit facility as a result of the issuance of the Notes. Accordingly, the borrowing base under the Company’s revolving credit facility immediately following the issuance of the Notes will remain $125.0 million until the next redetermination date (which is scheduled to occur by October 2015). The Amended Credit Agreement also adjusts the minimum interest coverage ratio, which is the ratio of consolidated EBITDAX to consolidated cash interest expense, for the quarters ending December 31, 2015 (not less than 1.75 to 1.00); March 31, 2016, June 30, 2016 and September 30, 2016 (in each case, not less than 1.50 to 1.00); and December 31, 2016 (not less than 2.25 to 1.00). The minimum interest coverage ratio for the other quarters will remain at not less than 2.50 to 1.00. Other terms of the Amended Credit Agreement will remain generally consistent with those of the Existing Credit Agreement.

The Amended Credit Agreement provides for a revolving credit facility of up to $500.0 million, subject to borrowing base availability, and is scheduled to mature on January 15, 2018. The borrowing base under the revolving credit facility will be subject to periodic redeterminations based on the Company’s oil and gas reserves. The revolving credit facility will be secured by mortgages on substantially all of the Company’s properties and guarantees from its subsidiaries (other than immaterial subsidiaries). Interest will be payable at a variable rate based on LIBOR or the prime rate based on the Company’s election at the time of borrowing.

The Amended Credit Agreement contains restrictive covenants that may limit the Company and its subsidiaries’ ability to, among other things:

•	incur additional indebtedness;

•	sell assets;

•	make loans to others;

•	make investments;

•	enter into mergers;

•	hedge future production;

•	change the nature of its business;

•	incur liens; and

•	engage in certain other transactions without the prior consent of the lenders.

The Amended Credit Agreement will also require the Company to maintain the following two financial ratios:

•	a current ratio, which is the ratio of the Company’s consolidated current assets (including, among other items, unused commitment under its revolving credit facility) to the Company’s consolidated current liabilities of 1.0 to 1.0 at the end of each fiscal quarter; and

•	the minimum interest coverage ratio discussed above.

The description of the Amended Credit Agreement set forth above does not purport to be complete and is qualified in its entirety by reference to the Amended Credit Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03 of this Current Report on Form 8-K.

Item 8.01	Other Events.

On June 12, 2015, the Company issued a press release announcing its intent, subject to market conditions, to commence a private placement of $650 million in aggregate principal amount of senior unsecured notes due 2023 (the “Notes”). The Company intends to use a portion of the net proceeds of the offering of the Notes to finance the redemption of its outstanding 12.0% senior unsecured PIK notes due 2018. The Company intends to use the remaining net proceeds to fund the Company’s capital expenditure plan and for general corporate purposes. A copy of the press release announcing the offering of the Notes is attached hereto as Exhibit 99.1 and incorporated herein by reference.

This Current Report on Form 8-K and the press release attached hereto as Exhibit 99.1 do not and shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of any securities, in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Second Amended and Restated Credit Agreement, dated as of June 11, 2015, by and among Eclipse Resources Corporation, as borrower, Bank of Montreal, as administrative agent, and each of the lenders party thereto

99.1	Press Release, dated June 12, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECLIPSE RESOURCES CORPORATION

By:	/s/ Christopher K. Hulburt
Name:	Christopher K. Hulburt
Title:	Executive Vice President, Secretary and General Counsel

Date: June 12, 2015

Index to Exhibits

Exhibit Number	Description

10.1	Second Amended and Restated Credit Agreement, dated as of June 11, 2015, by and among Eclipse Resources Corporation, as borrower, Bank of Montreal, as administrative agent, and each of the lenders party thereto

99.1	Press Release, dated June 12, 2015